NEWS RELEASE
ROB FREDERICK	LEANNE CUNNINGHAM
VICE PRESIDENT	SENIOR VICE PRESIDENT
CORPORATE BRAND & COMMUNICATIONS	SHAREHOLDER RELATIONS OFFICER
502-774-7707	502-774-7287

BROWN-FORMAN REPORTS YEAR-TO-DATE RESULTS;
REVISES FULL-YEAR OUTLOOK

Louisville, KY, March 4, 2020 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its third quarter and nine months ended January 31, 2020. For the third quarter, the company’s reported net sales1 were essentially flat at $899 million (+3% on an underlying basis2) compared to the same prior-year period. Reported operating income decreased 5% to $304 million (+5% on an underlying basis) and diluted earnings per share rose 2% to $0.48.

For the first nine months of the fiscal year, the company’s reported net sales increased 3% to $2.7 billion (+3% on an underlying basis). Reported operating income decreased 1% to $904 million (-1% on an underlying basis) and diluted earnings per share increased 4% to $1.45.

Lawson Whiting, the company’s President and Chief Executive Officer said, "Today, we revised our full-year outlook to reflect tempered expectations in some of our international markets as well as the increasingly uncertain global economic and geopolitical environment. While we are cautious regarding our near-term outlook, we continue to build our business, as we always have, for the long term.  We believe the strength of our brands and the health of our balance sheet places Brown-Forman in a strong position both today and for the long term."

Year-to-Date Fiscal 2020 Highlights

•	Underlying net sales grew 3% (+3% reported), maintaining growth consistent with the first half of fiscal 2020

◦	The United States and emerging markets each grew underlying net sales 6% (+7% and +4% reported, respectively), while our developed international markets grew underlying net sales 2% (flat reported)

◦
Jack Daniel’s family of brands grew underlying net sales 3% (+2% reported) driven by Jack Daniel’s Tennessee Apple in the United States, Jack Daniel’s RTDs in Germany and the United States, and broad-based growth of Jack Daniel’s Tennessee Honey

◦
Premium bourbons grew underlying net sales 22% (+25% reported) led by Woodford Reserve’s 19% underlying net sales growth (+22% reported) and propelled by even stronger net sales growth from Old Forester, our founding brand celebrating its 150th year

◦	Our tequila portfolio grew underlying net sales 10% (+9% reported), led by Herradura’s 20% underlying net sales growth (+20% reported) and el Jimador’s 11% underlying net sales growth (+8% reported)

◦	Non-branded and bulk underlying net sales declined 27% (-28% reported) reflecting lower used barrel demand and a reduction in bulk whiskey sales

•	Diluted earnings per share increased 4% to $1.45

Year-to-Date Fiscal 2020 Results By Market - Net Sales Growth Led by the United States

Year-to-date underlying net sales in the United States grew 6% (+7% reported). Top-line gains were driven by continued double-digit growth from our premium bourbons, Woodford Reserve and Old Forester, the launch of Jack Daniel’s Tennessee Apple, and double-digit underlying net sales growth in aggregate from Herradura and el Jimador. Sustained double-digit growth of Jack Daniel’s RTDs3 also contributed to our largest market’s growth with solid underlying net sales.

Underlying net sales in the company’s emerging markets grew 6% (+4% reported) accelerating slightly in the quarter reflecting volume gains for the Jack Daniel’s family of brands. Russia delivered strong underlying net sales growth up 15% (+14% reported) driven by expanding consumer demand for Jack Daniel’s Tennessee Whiskey. Poland’s underlying net sales improved in the quarter lifting underlying net sales growth year-to-date to 6% (+3% reported) driven by strong growth for the Jack Daniel’s family of brands. Brazil grew underlying net sales 6% (+12% reported) fueled by higher volumes of Jack Daniel’s Tennessee Whiskey and Jack Daniel’s Tennessee Fire. In a weakening economy, Mexico’s underlying net sales growth moderated to 2% (+1% reported).

Our developed international markets grew underlying net sales 2% (flat reported). Germany’s underlying net sales grew 5% (+6% reported) fueled by volume growth for Jack Daniel’s RTDs. France grew underlying net sales 3% (+3% reported) reflecting higher volumes of Jack Daniel’s Tennessee Honey and the launch of Jack Daniel’s RTDs, which were partially offset by declines of Jack Daniel’s Tennessee Whiskey. Australia’s underlying net sales grew 1% (-2% reported) as gains from the super-premium American whiskey portfolio offset declines of Jack Daniel’s RTDs. In the United Kingdom, underlying net sales declined 7% (-9% reported) driven by softness in the cash and carry channel and short-term disruptions from changes to our promotional strategy and upcoming route-to-market transition.

Travel Retail’s underlying net sales declined 3% (-4% reported) as lower volumes for Jack Daniel’s Tennessee Whiskey offset volume gains from Woodford Reserve.

Underlying net sales for the company’s non-branded business, largely comprised of used barrels, bulk whiskey, and contract bottling, declined 27% (-28% reported) year-to-date. This reduction was largely driven by lower volumes and prices for used barrels and a reduction in bulk whiskey sales.

Year-to-Date Fiscal 2020 Results By Brand

The company’s underlying net sales growth was led by the Jack Daniel’s family of brands, up 3% (+2% reported). The launch of Jack Daniel’s Tennessee Apple in the United States, sustained growth of Jack Daniel’s RTDs led by Germany, the United States, and France, and solid international growth of Jack Daniel’s Tennessee Honey and Gentleman Jack drove the family of brand’s growth. Underlying net sales of Jack Daniel’s Tennessee Whiskey were flat (-2% reported) as growth in emerging markets was offset by declines in the United Kingdom and Travel Retail. Jack Daniel’s Tennessee Honey reported 7% (+4% reported) underlying net sales growth reflecting broad-based volumetric gains led by France, Czechia, Poland and the United States, while Gentleman Jack grew underlying net sales 7% (+3% reported) driven by Poland, Germany, and the United Kingdom.

Brown-Forman’s portfolio of premium bourbon brands, including Woodford Reserve and Old Forester, continued their double-digit underlying net sales growth of 22% (+25% reported). Woodford Reserve, the leader in the super-premium bourbon category, surpassed the one million 9L case mark during the quarter growing underlying net sales 19% (+22% reported) during the nine months ended January 31, 2020. Woodford Reserve’s growth was led by the United States, where consumer takeaway trends remain strong, along with broad-based volume growth internationally. Old Forester, celebrating its 150th year, maintained an even faster rate of underlying net sales growth powered by volumetric gains and favorable mix from the brand’s high-end expressions.

Brown-Forman’s tequila brands sustained double-digit underlying net sales growth led by Herradura 20% (+20% reported) and el Jimador 11% (+8% reported). Herradura’s underlying net sales growth was driven by higher volumes, favorable product mix, and higher pricing in the United States and Mexico. el Jimador’s underlying net sales growth was driven by higher volumes in the United States as consumer takeaway trends remain strong.

Year-to-Date Fiscal 2020 Other P&L Items

Company-wide price/mix improvements contributed approximately 1% to the increase in underlying net sales reflecting faster growth from higher-priced brands led by the Jack Daniel’s family of brands and Woodford Reserve coupled with 2% volume growth. Underlying gross profit was flat (-1% reported) and reported gross margin contracted 220 bps to 63.1% driven by higher input costs and tariff-related costs. Higher input costs reflect the continued cost pressures from agave and wood.

Underlying advertising expense grew 3% (+1% reported) reflecting increased investment to support the launch of Jack Daniel’s Tennessee Apple as well as increased spending on Woodford Reserve. Underlying SG&A was flat year-to-date (-1% reported) driven by lower compensation-related expenses. Underlying operating income declined 1% (-1% reported).

Financial Stewardship

On January 28, 2020, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.1743 per share on the Class A and Class B common stock, resulting in an annualized cash dividend of $0.6972 per share. The quarterly cash dividend is payable on April 1, 2020, to stockholders of record on March 9, 2020. Brown-Forman has paid regular quarterly cash dividends for 74 consecutive years and has increased the dividend for 36 consecutive years.

Fiscal Year 2020 Outlook

The company revised the full-year outlook to reflect tempered expectations in some of its international markets reflecting both short-term disruptions and an increasingly uncertain global economic and geopolitical environment. This outlook also includes an estimated impact of COVID-19 (coronavirus).

•Low-single digit underlying net sales growth
•Flat to modest decline in underlying operating income
•Diluted earnings per share of $1.75 to $1.80

Conference Call Details

Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EDT) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EDT) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including the Jack Daniel’s Family of Brands, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Coopers’ Craft, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach, Slane, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,700 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics (such as the COVID-19 (coronavirus) outbreak)

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur

•	The impact of U.S. tax reform legislation, including as a result of future clarifications and guidance interpreting the statute

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims, product counterfeiting, tampering, contamination, or quality issues

•	Significant legal disputes and proceedings, or government investigations

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2019 and 2020
(Dollars in millions, except per share amounts)

	2019	2020	Change

Net sales	$904	$899	0%
Cost of sales	333	342	3%
Gross profit	571	557	(2%)
Advertising expenses	103	104	0%
Selling, general, and administrative expenses	149	153	2%
Other expense (income), net	(1)	(4)
Operating income	320	304	(5%)
Non-operating postretirement expense	15	1
Interest expense, net	21	19
Income before income taxes	284	284	0%
Income taxes	57	53
Net income	$227	$231	2%

Earnings per share:
Basic	$0.47	$0.48	2%
Diluted	$0.47	$0.48	2%

Gross margin	63.1%	61.9%
Operating margin	35.3%	33.8%

Effective tax rate	20.3%	18.6%

Cash dividends paid per common share	$0.1660	$0.1743

Shares (in thousands) used in the
calculation of earnings per share
Basic	477,301	477,898
Diluted	480,099	480,757

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2019 and 2020
(Dollars in millions, except per share amounts)

	2019	2020	Change

Net sales	$2,580	$2,654	3%
Cost of sales	896	980	9%
Gross profit	1,684	1,674	(1%)
Advertising expenses	303	308	1%
Selling, general, and administrative expenses	478	475	(1%)
Other expense (income), net	(13)	(13)
Operating income	916	904	(1%)
Non-operating postretirement expense	19	3
Interest expense, net	61	58
Income before income taxes	836	843	1%
Income taxes	160	144
Net income	$676	$699	3%

Earnings per share:
Basic	$1.41	$1.46	4%
Diluted	$1.40	$1.45	4%

Gross margin	65.3%	63.1%
Operating margin	35.5%	34.1%

Effective tax rate	19.2%	17.1%

Cash dividends per common share:
Declared	$0.6480	$0.6806
Paid	$0.4820	$0.5063

Shares (in thousands) used in the
calculation of earnings per share
Basic	479,522	477,643
Diluted	482,665	480,436

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2019	January 31, 2020
Assets:
Cash and cash equivalents	$307	$276
Accounts receivable, net	609	732
Inventories	1,520	1,668
Other current assets	283	318
Total current assets	2,719	2,994

Property, plant, and equipment, net	816	840
Goodwill	753	765
Other intangible assets	645	654
Other assets	206	265
Total assets	$5,139	$5,518

Liabilities:
Accounts payable and accrued expenses	$544	$558
Dividends payable	—	83
Accrued income taxes	9	19
Short-term borrowings	150	4
Total current liabilities	703	664

Long-term debt	2,290	2,293
Deferred income taxes	145	187
Accrued postretirement benefits	197	198
Other liabilities	157	171
Total liabilities	3,492	3,513

Stockholders’ equity	1,647	2,005

Total liabilities and stockholders’ equity	$5,139	$5,518

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2019 and 2020
(Dollars in millions)

	2019	2020

Cash provided by operating activities	$577	$509

Cash flows from investing activities:
Additions to property, plant, and equipment	(84)	(84)
Acquisition of business, net of cash acquired	—	(22)
Other	(2)	(5)
Cash used for investing activities	(86)	(111)

Cash flows from financing activities:
Net change in short-term borrowings	(13)	(150)
Acquisition of treasury stock	(206)	(1)
Dividends paid	(231)	(242)
Other	(8)	(33)
Cash used for financing activities	(458)	(426)

Effect of exchange rate changes on cash and cash equivalents	(12)	(3)

Net increase (decrease) in cash and cash equivalents	21	(31)

Cash and cash equivalents, beginning of period	239	307

Cash and cash equivalents, end of period	$260	$276

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)
			As Reported
	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2020	January 31, 2020	April 30, 2019

Reported change in net sales	—%	3%	2%
Acquisitions and divestitures	—%	—%	—%
New accounting standard	—%	—%	1%
Foreign exchange	1%	—%	2%
Estimated net change in distributor inventories	3%	—%	—%

Underlying change in net sales	3%	3%	5%

Reported change in gross profit	(2)%	(1)%	(2)%
Acquisitions and divestitures	—%	—%	—%
New accounting standard	—%	—%	1%
Foreign exchange	1%	—%	2%
Estimated net change in distributor inventories	4%	—%	—%

Underlying change in gross profit	3%	—%	2%

Reported change in advertising expenses	—%	1%	(2)%
Acquisitions and divestitures	—%	—%	—%
New accounting standard	—%	—%	4%
Foreign exchange	—%	1%	2%

Underlying change in advertising expenses	—%	3%	3%

Reported change in SG&A	2%	(1)%	(16)%
Acquisitions and divestitures	(1)%	(1)%	—%
New accounting standard	—%	—%	1%
Foundation	—%	—%	8%
Foreign exchange	—%	1%	2%

Underlying change in SG&A	2%	—%	(5)%

Reported change in operating income	(5)%	(1)%	9%
Acquisitions and divestitures	—%	—%	—%
Foundation	—%	—%	(7)%
Foreign exchange	3%	—%	3%
Estimated net change in distributor inventories	7%	—%	—%

Underlying change in operating income	5%	(1)%	5%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Nine Months Ended January 31, 2020

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales[2]
	9-Liter	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Whiskey	4%	3%	4%	—%	—%	—%	5%
Jack Daniel’s family of brands	3%	3%	2%	—%	—%	—%	3%
Jack Daniel’s Tennessee Whiskey	—%	—%	(2)%	—%	—%	1%	—%
Jack Daniel’s RTD and RTP	4%	4%	6%	—%	1%	(1)%	7%
Jack Daniel’s Tennessee Honey	7%	7%	4%	—%	1%	2%	7%
Gentleman Jack	7%	7%	3%	—%	—%	3%	7%
Jack Daniel’s Tennessee Fire	2%	2%	(2)%	—%	1%	2%	1%
Other Jack Daniel’s Whiskey Brands	67%	67%	65%	—%	—%	(24)%	41%
Woodford Reserve	21%	21%	22%	—%	—%	(3)%	19%
Rest of Whiskey	2%	2%	14%	—%	1%	—%	15%
Tequila	(6)%	—%	9%	—%	—%	1%	10%
el Jimador	2%	2%	8%	—%	—%	3%	11%
Herradura	10%	10%	20%	—%	—%	(1)%	20%
Rest of Tequila	(9)%	(9)%	(2)%	—%	—%	1%	(1)%
Vodka	(6)%	(6)%	(8)%	—%	—%	1%	(7)%
Wine	—%	—%	4%	—%	—%	(3)%	1%
Rest of Portfolio	—%	—%	5%	(4)%	(1)%	(3)%	(3)%
Non-Branded and Bulk	NM	NM	(28)%	—%	—%	—%	(27)%
Total Portfolio	1%	2%	3%	—%	—%	—%	3%
Other Brand Aggregations
American whiskey	4%	4%	4%	—%	—%	—%	4%
Premium bourbons	24%	24%	25%	—%	—%	(3)%	22%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Nine Months Ended January 31, 2020

Geographic Area[3]	Net Sales[2]
	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	7%	—%	—%	(2)%	6%
Developed International	—%	—%	1%	1%	2%
United Kingdom	(9)%	—%	1%	—%	(7)%
Australia	(2)%	—%	3%	—%	1%
Germany	6%	—%	(1)%	—%	5%
France	3%	—%	—%	—%	3%
Japan	3%	—%	(2)%	—%	1%
Rest of Developed International	2%	—%	2%	5%	8%
Emerging	4%	—%	—%	2%	6%
Mexico	1%	—%	(1)%	1%	2%
Poland	3%	—%	3%	—%	6%
Russia	14%	—%	3%	(1)%	15%
Brazil	12%	—%	6%	(11)%	6%
Rest of Emerging	2%	—%	(2)%	7%	7%
Travel Retail	(4)%	—%	1%	1%	(3)%
Non-Branded and Bulk	(28)%	—%	—%	—%	(27)%
Total	3%	—%	—%	—%	3%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying gross profit; (c) underlying advertising expenses; (d) underlying selling, general, and administrative (SG&A) expenses; (e) underlying other expense (income) net; and (f) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) acquisitions and divestitures, (b) a new accounting standard, (c) foreign exchange, (d) estimated net change in distributor inventories, and (e) the establishment of our charitable foundation. We explain these adjustments below.

•
“Acquisitions and divestitures.” This adjustment removes (a) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction costs and integration costs), and (b) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). By excluding non-comparable periods, we therefore include the effects of acquired and divested brands only to the extent that results are comparable year over year.

On July 3, 2019, we acquired 100% of the voting interests in The 86 Company, which owns Fords Gin, for $22 million in cash. This adjustment removes (a) transaction and integration costs related to the acquisition and (b) operating activity for the acquired business for the non-comparable period, which is fiscal 2020 activity for The 86 Company. We believe that these adjustments allow for us to better understand our underlying results on a comparable basis.

•
“New accounting standard.” Under Accounting Standards Codification (ASC) 606, “Revenue from Contracts with Customers,” we recognize the cost of certain customer incentives earlier than we did before adopting ASC 606. Although this change in timing did not have a significant impact on a full-year basis, there was some change in the timing of recognition across periods. Additionally, some payments to customers that we classified as expenses before adopting the new standard are classified as reductions of net sales under our new policy. This adjustment allows us to look at underlying change on a comparable basis.

•
“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.

•
“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use volume information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.

•
“Foundation.” In fiscal 2018, we established the Brown-Forman Foundation (the Foundation) with an initial $70 million contribution to support the Company’s charitable giving program in the communities where our employees live and work. This adjustment removes the initial $70 million contribution to the Foundation from our underlying SG&A expenses and underlying operating income to present our underlying results on a comparable basis.

We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and the investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
When we provide guidance for underlying change for certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2019 net sales. In addition to markets that are listed by country name, we include the following aggregations:

•
“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are the United Kingdom, Australia, Germany, France, and Japan. This aggregation represents our net sales of branded products to these markets.

•
“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, Russia, and Brazil. This aggregation represents our net sales of branded products to these markets.

•	“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2019 net sales. In addition to brands that are listed by name, we include the following aggregations:

•
“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel's family of brands, Woodford Reserve, Canadian Mist, GlenDronach, BenRiach, Glenglassaugh, Old Forester, Early Times, Slane Irish Whiskey, and Coopers’ Craft.

•	“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), super-premium American whiskey (defined below), and Early Times.

◦
“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Bottled-in-Bond, and Jack Daniel’s Tennessee Apple.

◦
“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Cider, Jack Daniel’s Lynchburg Lemonade (JD Lynchburg Lemonade), and the seasonal Jack Daniel’s Winter Jack RTP.

◦	“Super-premium American whiskey” includes Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Jack Daniel’s Sinatra Select, and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

◦	“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.

•	“Tequila” includes el Jimador, Herradura, New Mix, Pepe Lopez, and Antiguo.

•	“Vodka” includes Finlandia.

•	“Wine” includes Korbel Champagne and Sonoma-Cutrer wines.

•	“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.

•
“Depletions.” We generally record revenues when we ship our products to our customers. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.

•
“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

•
“Consumer takeaway.” When discussing trends in the market, we refer to “consumer takeaway,” a term commonly used in the beverage alcohol industry. “Consumer takeaway” refers to the purchase of product by consumers from retail outlets as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of how consumer demand is trending.